     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2004

                                                 REGISTRATION NO. 333-[        ]

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 FORM S-3/S-11
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         ENTERTAINMENT PROPERTIES TRUST
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                          MARYLAND                                                    43-1790877
      (State or Other Jurisdiction of Incorporation or                   (I.R.S. Employer Identification No.)
                       Organization)

                         30 W. PERSHING ROAD, SUITE 201
                          KANSAS CITY, MISSOURI 64108
                                 (816) 472-1700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            GREGORY K. SILVERS, ESQ.
                   VICE PRESIDENT, SECRETARY, GENERAL COUNSEL
                         AND CHIEF DEVELOPMENT OFFICER
                         ENTERTAINMENT PROPERTIES TRUST
                         30 W. PERSHING ROAD, SUITE 201
                          KANSAS CITY, MISSOURI 64108
                                 (816) 472-1700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                                MARC SALLE, ESQ.
                       SONNENSCHEIN NATH & ROSENTHAL LLP
                          4520 MAIN STREET, SUITE 1100
                          KANSAS CITY, MISSOURI 64111
                                 (816) 460-2555

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement pursuant to Rule 415.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                       AMOUNT TO BE        OFFERING PRICE         AGGREGATE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED        PER SECURITY(1)     OFFERING PRICE(1)
-----------------------------------------------------------------------------------------------------------------
Common shares of beneficial interest...                  $747,243              $34.67            $25,906,915
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------  --------------------
--------------------------------------------------  --------------------
                                                         AMOUNT OF
                                                        REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          FEE
--------------------------------------------------  --------------------
Common shares of beneficial interest...                    $3,283
---------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The above calculation is based on the average of the high and low prices of the registrant's common shares as reported on the New York Stock Exchange on April 16, 2004.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 22, 2004
PROSPECTUS

                             747,243 COMMON SHARES

                         ENTERTAINMENT PROPERTIES TRUST

     Entertainment Properties Trust is a self-administered real estate investment trust formed to invest in entertainment-related properties. As of April 1, 2004, our real estate portfolio was comprised of 52 megaplex theatre properties (including three joint venture properties) located in twenty states and Ontario, Canada, six entertainment retail centers (including one joint venture property) located in Westminster, Colorado, New Rochelle, New York and Ontario, Canada, a water park located in Garland, Texas, and land parcels leased to restaurant and retail operators adjacent to several of our theatre properties. The four entertainment-themed retail centers anchored by megaplex movie theatres located in metropolitan Toronto and Ottawa, Ontario are referred to in this prospectus as the Canada Properties. Our theatre properties are leased to prominent theatre operators, including American Multi-Cinema, Inc. ("AMC"), Muvico Entertainment LLC ("Muvico"), Regal Cinemas ("Regal"), Consolidated Theatres ("Consolidated"), Loews Cineplex Entertainment ("Loews"), Rave Motion Pictures ("Rave"), AmStar Cinemas LLC ("AmStar"), Wallace Theatres ("Wallace") and Crown Theatres ("Crown").

     To preserve our qualification as a real estate investment trust for U.S. federal income tax purposes and for other purposes, we impose restrictions on ownership of our common shares. See "Description of Common Shares" and "U.S. Federal Income Tax Consequences" in this prospectus.

     This prospectus relates to the proposed sale from time to time of up to an aggregate of 747,243 common shares by the selling shareholders named in this prospectus. The selling shareholders may sell the shares held for their own account or the shares may be sold by donees, transferees, pledgees, their beneficiaries or other successors in interest that receive shares from a selling shareholder as a gift, trust distribution or other non-sale related transfer.

     The selling shareholders are the sellers of the Canada Properties. The shares were issued to the selling shareholders as part of the consideration for the Canada Properties. The shares are being offered pursuant to a Registration Rights Agreement entered into between us and the selling shareholders as of February 24, 2004 (the "Registration Rights Agreement").

     The selling shareholders may offer and sell shares from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may sell all or a portion of the shares in market transactions on the New York Stock Exchange, in privately negotiated transactions, through the writing of options, in a block trade in which a broker-dealer will attempt to sell a block of shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through broker-dealers which may act as agents or principals, directly to one or more purchasers, through agents, or in any combination of the above or by any other legally available means. The selling shareholders will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from such sales. We are paying the expenses of this offering.

     Our common shares and 9.50% Series A Cumulative Redeemable Preferred Shares ("Series A Preferred Shares") are traded on the New York Stock Exchange under the ticker symbols EPR and EPR PrA, respectively. The last reported sales price of our common shares on April 21, 2004 was $33.10 per share.

     We have paid regular quarterly dividends to our common and preferred shareholders. See "About EPR" and "Description of Securities."

     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS.   SEE THE "RISK
FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
Where You Can Find More Information.........................    1
Incorporation of Certain Information by Reference...........    1
Forward-Looking Statements..................................    2
Risk Factors................................................    4
About EPR...................................................   10
Properties..................................................   14
Use of Proceeds.............................................   16
U.S. Federal Income Tax Consequences........................   16
Description of Common Shares................................   26
Selling Shareholders........................................   27
Plan of Distribution........................................   29
Legal Opinions..............................................   32
Experts.....................................................   32

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement (No. 333-          )
that we filed with the Securities and Exchange Commission ("SEC") using a "shelf registration" process. Under this shelf process, the selling shareholders may sell the shares described in this prospectus. This prospectus provides you with a general description of the shares to be sold by the selling shareholders. You should read this prospectus and the other information described in "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" prior to investing.

                      WHERE YOU CAN FIND MORE INFORMATION

     As a public company with securities listed on the New York Stock Exchange ("NYSE"), Entertainment Properties Trust ("we," "EPR," or the "Company") must comply with the Securities Exchange Act of 1934 ("Exchange Act"). This requires that we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information we file at the SEC's Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of these materials may be obtained by mail from the Public Reference Room of the SEC. You may also access our SEC filings at the SEC's Internet website at www.sec.gov. You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement which includes this prospectus plus related exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). The registration statement contains additional information about EPR and the shares. You may view the registration statement and exhibits on file at the SEC's website. You may also inspect the registration statement and exhibits without charge at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information we later file with the SEC, modifies or replaces that information.

     The documents listed below have been filed by EPR under the Exchange Act (File No. 1-13561) and are incorporated by reference in this prospectus:

          1. EPR's annual report on Form 10-K for the year ended December 31, 2003, as amended by EPR's Amendment No. 1 on Form 10-K/A for the year ended December 31, 2003.

          2. EPR's definitive proxy statement filed April 8, 2004.

          3. EPR's current report on Form 8-K/A dated October 27, 2003 and filed on January 12, 2004, amending EPR's current report on Form 8-K, filed on November 12, 2003 and Amendment No. 1 thereto filed on January 12, 2004; EPR's current report on Form 8-K filed on March 15, 2004 and Amendment No. 1 thereto filed on March 16, 2004; a current report on Form 8-K filed on April 5, 2004 and a current report on Form 8-K filed on April 21, 2004.

          4. The description of EPR's common shares of beneficial interest, $.01 par value contained in EPR's registration statement on Form 8-A filed November 4, 1997, and the description of such common shares included in EPR's prospectus included as a part of EPR's registration statement on Form S-11

     (Registration No. 333-35281) in the form in which it was filed on September 10, 1997, as amended from time to time.

          5. All documents filed by EPR under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus, and all documents filed by EPR under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement.

     To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:

        INVESTOR RELATIONS DEPARTMENT
        ENTERTAINMENT PROPERTIES TRUST
        30 W. PERSHING ROAD, SUITE 201
        KANSAS CITY, MISSOURI 64108
        (816) 472-1700/FAX (816) 472-5794
        EMAIL INFO@EPRKC.COM

     Our SEC filings are also available from our Internet website at www.eprkc.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus.

     As you read these documents, you may find some differences in information from one document to another. If you find differences between the documents and this prospectus, you should rely on the statements made in the most recent document.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

     With the exception of historical information, this prospectus and our reports filed under the Exchange Act and incorporated by reference in this prospectus contain forward-looking statements, such as those pertaining to the acquisition and leasing of properties, our capital resources and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise. Our actual financial condition, results of operations or business may vary materially from those contemplated by these forward-looking statements and involve various uncertainties, including but not limited to the factors described below:

     - The performance of lease terms by tenants;

     - Risk of our tenants filing for bankruptcy;

     - The concentration of leases with our single largest tenant;

     - Our continued qualification as a REIT;

     - Risks related to real estate ownership and development;

     - Risks associated with use of leverage to acquire properties;

     - Risk of potential uninsured losses;

     - Risks involved in joint ventures;

     - Risks in leasing multi-tenant properties;

     - Risks of environmental liability;

     - Our continued ability to pay dividends at historical rates; and

     - Certain limits on change in control imposed under law and by our charter and bylaws.

     We urge you to review carefully the "Risk Factors" section in this prospectus for a more complete discussion of the risks involved in an investment in our securities. We caution you not to place undue reliance on any forward-looking statements, which reflect our analysis only.

                                  RISK FACTORS

BEFORE YOU INVEST IN THE SHARES, YOU SHOULD BE AWARE THAT PURCHASING OUR SHARES INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE PURCHASING SHARES.

          RISKS THAT MAY IMPACT OUR FINANCIAL CONDITION OR PERFORMANCE

  WE COULD BE ADVERSELY AFFECTED BY A TENANT'S BANKRUPTCY

     If a tenant becomes bankrupt or insolvent, that could diminish the income we expect from that tenant's leases. We may not be able to evict a tenant solely because of its bankruptcy. On the other hand, a bankruptcy court might authorize the tenant to terminate its leases with us. If that happens, our claim against the bankrupt tenant for unpaid future rent would be subject to statutory limitations that might be substantially less than the remaining rent owed under the leases. In addition, any claim we have for unpaid past rent would likely not be paid in full.

     The development of megaplex movie theatres has rendered many older multiplex theatres obsolete. To the extent our tenants own a substantial number of multiplexes, they have been, or may in the future be, required to take significant charges against earnings resulting from the impairment of those assets. Megaplex theatre operators have also been and may in the future be adversely affected by any overbuilding of megaplex theatres in their markets and the cost of financing, building and leasing megaplex theatres. Two of our tenants, Edwards Theatre Circuits, Inc. (now part of Regal Entertainment Group), which operates two of our theatres, and Loews Cineplex Entertainment, which operates two of our theatres, have filed for, and emerged from, bankruptcy reorganization. We did not incur any significant expenses or loss of revenue as a result of those bankruptcy reorganizations.

  OPERATING RISKS IN THE ENTERTAINMENT INDUSTRY MAY AFFECT THE ABILITY OF OUR TENANTS TO PERFORM UNDER THEIR LEASES

     The ability of our tenants to operate successfully in the entertainment industry and remain current on their lease obligations depends on a number of factors, including the availability and popularity of motion pictures, the performance of those pictures in tenants' markets, the allocation of popular pictures to tenants and the terms on which the pictures are licensed. Neither we nor our tenants control the operations of motion picture distributors. Megaplex theatres represent a greater capital investment, and generate higher rents, than the previous generation of multiplex theatres. For this reason, the ability of our tenants to operate profitably and perform under their leases could be dependent on their ability to generate higher revenues per screen than multiplex theatres typically produce.

     The success of "out-of-home" entertainment venues such as megaplex theatres and entertainment retail centers also depends on general economic conditions and the willingness of consumers to spend time and money on out-of-home entertainment.

  A SINGLE TENANT REPRESENTS A SUBSTANTIAL PORTION OF OUR LEASE REVENUES

     As of April 1, 2004, approximately 67% of our megaplex theatre properties were leased to AMC, a subsidiary of AMC Entertainment, Inc. ("AMCE") and one of the nation's largest movie exhibition companies. AMCE has guaranteed AMC's performance under the leases. We have diversified and expect to continue to diversify our real estate portfolio by entering into lease transactions with a number of other leading theatre operators and acquiring other types of entertainment-related properties. Nevertheless, our revenues and our continuing ability to pay shareholder dividends are currently substantially dependent on AMC's performance under its leases and AMCE's performance under its guaranty.

     It is also possible, although not verifiable, that some theatre operators may be reluctant to lease from us because of our strong relationship with AMC. We believe AMC occupies a strong position in the industry and we intend to continue acquiring and leasing back AMC theatres. However, if for any reason AMC failed to perform under its lease obligations and AMCE did not perform under its guaranty, we could be required to reduce or suspend our shareholder dividends, and may not have sufficient funds to support operations, until substitute tenants are obtained. If that happened, we cannot predict when or whether we could obtain substitute quality tenants on acceptable terms.

  THERE IS RISK IN USING DEBT TO FUND PROPERTY ACQUISITIONS

     We have used leverage to acquire properties and expect to continue to do so in the future. Although the use of leverage is common in the real estate industry, our use of debt to acquire properties does expose us to some risks. If a significant number of our tenants fail to make their lease payments and we don't have sufficient cash to pay principal and interest on the debt, we could default on our debt obligations. Our debt financing is secured by mortgages on our properties. If we fail to make our mortgage payments, the lenders could declare a default and foreclose on those properties.

  A PORTION OF OUR SECURED DEBT HAS "HYPER-AMORTIZATION" PROVISIONS WHICH MAY REQUIRE US TO REFINANCE THE DEBT OR SELL THE PROPERTIES SECURING THE DEBT PRIOR TO MATURITY

     As of December 31, 2003, we had approximately $98.1 million outstanding under a single secured loan agreement that contains a "hyper-amortization" feature, in which the principal payment schedule is rapidly accelerated, and our principal payments are substantially increased, if we fail to pay the balance on the anticipated prepayment date of July 11, 2008. We undertook this debt on the assumption that we can refinance the debt prior to the hyper-amortization payments becoming due. If we cannot obtain acceptable refinancing at the appropriate time, the hyper-amortization payments will require substantially all of the revenues from those properties securing the debt to be applied to the debt repayment, which would substantially reduce our common share dividend rate and could adversely affect our financial condition and liquidity.

  WE MUST OBTAIN NEW FINANCING IN ORDER TO GROW

     As a REIT, we are required to distribute at least 90% of our net income to shareholders in the form of dividends. This means we are limited in our ability to use internal capital to acquire properties and must continually raise new capital in order to continue to grow and diversify our real estate portfolio. Our ability to raise new capital depends in part on factors beyond our control, including conditions in equity and credit markets, conditions in the cinema exhibition industry and the performance of real estate investment trusts generally. We continually consider and evaluate a variety of potential transactions to raise additional capital, but we cannot assure that attractive alternatives will always be available to us, nor that our common share price will increase or remain at a level that will permit us to continue to raise equity capital privately or publicly.

  IF WE FAIL TO QUALIFY AS A REIT WE WOULD BE TAXED AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE FUNDS AVAILABLE FOR PAYMENT OF DIVIDENDS TO OUR SHAREHOLDERS

     If we fail to qualify as a REIT for U.S. federal income tax purposes, we will be taxed as a corporation. We are organized and believe we qualify as a REIT, and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot assure you that we will remain qualified in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code on which there are only limited judicial and administrative interpretations, and depends on facts and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws, the application of the tax laws to our qualification as a REIT or the U.S. federal income tax consequences of that qualification.

     If we fail to qualify as a REIT we will face tax consequences that will substantially reduce the funds available for payment of dividends:

     - We would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates

     - We could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes

     - Unless we are entitled to relief under statutory provisions, we could not elect to be treated as a REIT for four taxable years following the year in which we were disqualified

     In addition, if we fail to qualify as a REIT, we will no longer be required to pay dividends on our common shares. As a result of these factors, our failure to qualify as a REIT could adversely affect the market price for our shares.

  OUR DEVELOPMENT FINANCING ARRANGEMENTS EXPOSE US TO FUNDING AND PURCHASE RISKS

     Our ability to meet our construction financing obligations which we may enter into from time to time depends on our ability to obtain equity or debt financing in the required amounts. There is no assurance we can obtain this financing at rates which will lock-in a spread between our cost of capital and the rent payable under the leases to be entered into upon completion of construction. We will be obligated to purchase and lease-back the theatres that are subject to these arrangements at predetermined rates.

                  RISKS THAT APPLY TO OUR REAL ESTATE BUSINESS

  THERE ARE RISKS ASSOCIATED WITH OWNING AND LEASING REAL ESTATE

     Although the terms of our single-tenant leases obligate the tenants to bear substantially all of the costs of operating the properties, investing in real estate involves a number of risks, including:

     - The risk that tenants will not perform under their leases, reducing our income from the leases or requiring us to assume the cost of performing obligations (such as taxes, insurance and maintenance) that are the tenant's responsibility under a net lease

     - The risk that changes in economic conditions or real estate markets may adversely affect the value of our properties

     - The risk that local conditions (such as oversupply of megaplex theatres or other entertainment-related properties) could adversely affect the value of our properties

     - We may not always be able to lease properties at favorable rates

     - We may not always be able to sell a property when we desire to do so at a favorable price

     - Changes in tax, zoning or other laws could make properties less attractive or less profitable

     If a tenant fails to perform on its lease covenants, that would not excuse us from meeting any mortgage debt obligation secured by the property and could require us to fund reserves in favor of our mortgage lenders, thereby reducing funds available for payment of dividends on our shares and interest payments on any debt securities we may offer. We cannot be assured that tenants will elect to renew their leases when the terms expire. If a tenant does not renew its lease or if a tenant defaults on its lease obligations, there is no assurance we could obtain a substitute tenant on acceptable terms. If we cannot obtain another quality movie exhibitor to lease a megaplex theatre property, we may be required to modify the property for a different use, which may involve a significant capital expenditure and a delay in re-leasing the property.

  SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE

     Our net leases require the tenants to carry comprehensive liability, casualty, workers' compensation, extended coverage and rental loss insurance on our properties. We believe the required coverage is of the type, and amount, customarily obtained by an owner of similar properties. We believe all of our properties are adequately insured. However, there are some types of losses, such as catastrophic acts of nature, for which we or our tenants cannot obtain insurance at an acceptable cost. If there is an uninsured loss or a loss in excess of insurance limits, we could lose both the revenues generated by the affected property and the capital we have invested in the property. We would, however, remain obligated to repay any mortgage indebtedness or other obligations related to the property. Since September 11, 2001, the cost of insurance protection against terrorist acts has risen dramatically. There can be no assurance our tenants will be able to obtain terrorism coverage, or that any coverage they do obtain will adequately protect our properties against loss from terrorist attacks.

  THERE ARE RISKS INVOLVED IN JOINT VENTURE INVESTMENTS

     We may continue to acquire or develop properties in joint ventures with third parties when those transactions appear desirable. We would not own the entire interest in any property acquired by a joint venture. Significant decisions with respect to the ownership, leasing, management or disposition of a joint venture property may require the consent of the joint venture partner. If we have a dispute with a joint venture partner, we may feel it necessary or become obligated to acquire the partner's interest in the venture. However, we cannot assure you that the price we would have to pay or the timing of the acquisition would be favorable to us. If we own less than a 50% interest in a joint venture, or if the joint venture is jointly controlled, the assets and financial results of the joint venture may not be reportable by us on a consolidated basis, and the liabilities of the joint venture may not be included within the liabilities reported on our consolidated balance sheet. To the extent we owe commitments to, or are dependent on, any such "off-balance sheet" arrangements, or if those arrangements or their properties or leases are subject to material contingencies, our liquidity, financial condition and operating results could be adversely affected by those commitments to off-balance sheet arrangements.

  OUR MULTI-TENANT PROPERTIES EXPOSE US TO ADDITIONAL RISKS

     Our entertainment retail centers in Westminster, Colorado, New Rochelle, New York and Ontario, Canada and similar properties we may seek to acquire or develop in the future involve risks not typically encountered in the purchase and lease-back of megaplex theatres which are operated by a single tenant. The ownership or development of multi-tenant retail centers exposes us to the risk that a sufficient number of suitable tenants may not be found to enable the center to operate profitably and provide a return to us. Retail centers are also subject to tenant turnover and fluctuations in occupancy rates, which could affect our operating results. Multi-tenant retail centers also expose us to the risk of potential "CAM slippage," which may occur if common area maintenance fees paid by tenants are exceeded by the actual cost of taxes, insurance and maintenance at the property.

  FAILURE TO COMPLY WITH THE AMERICANS WITH DISABILITIES ACT AND OTHER LAWS COULD RESULT IN SUBSTANTIAL COSTS

     The operators of our U.S. properties must comply with the Americans with Disabilities Act ("ADA"). The ADA requires that public accommodations reasonably accommodate individuals with disabilities and that new construction or alterations be made to commercial facilities to conform to accessibility guidelines. Failure to comply with the ADA can result in injunctions, fines, damage awards to private parties and additional capital expenditures to remedy noncompliance. Our U.S. leases require the tenants to comply with the ADA.

     The operators of our properties are also subject to various other federal, state or provincial and local regulatory requirements. We believe the properties are in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether compliance with future requirements will involve significant unanticipated expenditures. Although these expenditures would be the responsibility of our tenants, if tenants fail to perform these obligations, we may be required to do so.

  POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS

     Under federal, state and local environmental laws, we may be required to investigate and clean up any release of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or actual responsibility, simply because of our current or past ownership of the real estate. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our cash flow and our ability to make distributions to our shareholders. This is so because:

     - As owner we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination

     - The law may impose clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination

     - Even if more than one person is responsible for the contamination, each person who shares legal liability under environmental laws may be held responsible for all of the clean-up costs

     - Governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs

     These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous substances or petroleum products or the failure to properly remediate contamination may adversely affect our ability to borrow against, sell or lease an affected property. In addition, some environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination.

     Most of our loan agreements require the Company or a subsidiary to indemnify the lender against environmental liabilities. Our leases require the tenants to operate the properties in compliance with environmental laws and to indemnify us against environmental liability arising from the operation of the properties. We believe all of our properties are in material compliance with environmental laws. However, we could be subject to strict liability under environmental laws because we own the properties. There is also a risk that tenants may not satisfy their environmental compliance and indemnification obligations under the leases. Any of these events could substantially increase our cost of operations, require us to fund environmental indemnities in favor of our secured lenders and reduce our ability to service our debt and pay dividends to shareholders.

  REAL ESTATE INVESTMENTS ARE RELATIVELY NON-LIQUID

     We may desire to sell a property in the future because of changes in market conditions or poor tenant performance or to avail ourselves of other opportunities. We may also be required to sell a property in the future to meet obligations or avoid a loan default. Specialty real estate projects such as megaplex theatres cannot always be sold quickly, and we cannot assure you that we could always obtain a favorable price. We may be required to invest in the restoration or modification of a property before we can sell it.

            RISKS THAT MAY AFFECT THE MARKET PRICE OF OUR SECURITIES

  WE CANNOT ASSURE YOU WE WILL CONTINUE PAYING DIVIDENDS AT HISTORICAL RATES

     Our ability to continue paying dividends on our common shares at historical rates or to increase our common share dividend rate will depend on a number of factors, including our financial condition and results of future operations, the performance of lease terms by tenants, provisions in our secured loan covenants, and our ability to acquire, finance and lease additional properties at attractive rates. If we do not maintain or increase our common share dividend rate, that could have an adverse effect on the market price of our common shares and other securities. Our Series A Preferred Shares have a fixed dividend rate which does not increase with any increases in the dividend rate on our common shares. Conversely, payment of dividends on our common shares may be subject to payment in full of the dividends on preferred shares and payment of interest on any debt securities we may offer.

  MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR SECURITIES

     One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest.

  MARKET PRICES FOR OUR SECURITIES MAY BE AFFECTED BY PERCEPTIONS ABOUT THE FINANCIAL HEALTH OR SHARE VALUE OF OUR TENANTS OR THE PERFORMANCE OF REIT STOCKS GENERALLY

     To the extent any of our tenants or other movie exhibitors report losses or slower earnings growth, take charges against earnings resulting from the obsolescence of multiplex theatres or enter bankruptcy proceedings, the market price for our securities could be adversely affected. The market price for our securities could also be affected by any weakness in movie exhibitor stocks generally. We believe these trends had an adverse impact on our common share price in 2000 and 2001.

  LIMITS ON CHANGES IN CONTROL MAY DISCOURAGE TAKEOVER ATTEMPTS WHICH MAY BE BENEFICIAL TO OUR SHAREHOLDERS

     There are a number of provisions in our Declaration of Trust, Maryland law and agreements we have with others which could make it more difficult for a party to make a tender offer for our common shares or complete a takeover of EPR which is not approved by our Board of Trustees. These include:

     - A staggered Board of Trustees that can be increased in number without shareholder approval

     - A limit on beneficial ownership of our shares, which acts as a defense against a hostile takeover or acquisition of a significant or controlling interest, in addition to preserving our REIT status

     - The ability of the Board of Trustees to issue preferred shares and to reclassify preferred or common shares, without shareholder approval

     - Limits on the ability of shareholders to remove trustees without cause

     - Requirements for advance notice of shareholder proposals at annual shareholder meetings

     - Provisions of Maryland law restricting business combinations and control share acquisitions not approved by the Board of Trustees

     - Provisions of Maryland law protecting corporations (and by extension REITs) against unsolicited takeovers by limiting the duties of the trustees in unsolicited takeover situations

     - Provisions of Maryland law providing that the trustees are not subject to any higher duty or greater scrutiny than that applied to any other director under Maryland law in transactions relating to the acquisition or potential acquisition of control

     - Provisions of Maryland law creating a statutory presumption that an act of the trustees satisfies the applicable standards of conduct for directors under Maryland law

     - Provisions in secured loan or joint venture agreements putting EPR in default upon a change in control

     - Provisions of employment agreements with our officers calling for forgiveness of share purchase loans upon a hostile change in control

     Any or all of these provisions could delay or prevent a change in control of EPR, even if the change was in our shareholders' interest or offered a greater return to our shareholders.

  THE JOBS AND GROWTH TAX RELIEF RECONCILIATION ACT OF 2003 MAY ADVERSELY AFFECT THE VALUE OF OUR SHARES

     On May 28, 2003, the President signed the Jobs and Growth Tax Relief and Reconciliation Act of 2003 into law, which provides favorable income tax rates for certain corporate dividends received by individuals through December 31, 2008. Under this new law, REIT dividends are generally not eligible for the preferential rates applicable to dividends unless the dividends are attributable to income that has been subject to corporate-level tax or are attributable to certain other dividends received by us. As a result, substantially all of the dividends paid on our shares are not expected to qualify for such lower rates. This new law could cause stock in non-REIT corporations to be more attractive to investors than stock in REITs, which may negatively affect the value of, and the market for, our shares.

  THE MARKET PRICE FOR OUR COMMON SHARES COULD BE ADVERSELY AFFECTED BY ANY PREFERRED SHARES, WARRANTS OR DEBT SECURITIES WE MAY OFFER

     We have filed a universal shelf registration statement on Form S-3/S-11 to register $400,000,000 of securities, which may include common shares, preferred shares, warrants and debt securities. If we offer any additional preferred shares or any warrants or debt securities on terms which are not deemed accretive to our common shareholders, that may adversely affect the market price for our common shares. In addition, the issuance of warrants may create a significant market "overhang" which could be dilutive to our common shareholders and adversely affect our common share price.

                                   ABOUT EPR

  BUSINESS

     EPR is a self-administered REIT. As of April 1, 2004, our real estate portfolio was comprised of 52 megaplex theatre properties (including three joint venture properties) located in twenty states and Ontario, Canada, six entertainment retail centers (including one joint venture property) located in Westminster, Colorado, New Rochelle, New York and Ontario, Canada, a water park located in Garland, Texas, and land parcels leased to restaurant and retail operators adjacent to several of our theatre properties. Our theatre properties are leased to prominent theatre operators, including AMC, Muvico, Regal, Consolidated, Loews, Rave, AmStar, Wallace and Crown.

     As of April 1, 2004, approximately 67% of our megaplex theatre properties were leased to AMC as a result of a series of sale-leaseback transactions pertaining to a number of AMC megaplex theatres, and approximately 65% of our annual lease revenues were derived from rental payments by AMC under these leases.

     Megaplex theatres typically have at least 14 screens with stadium-style seating (seating with elevation between rows to provide unobstructed viewing) and are equipped with amenities that significantly enhance the audio and visual experience of the patron. We believe the development of megaplex theatres has accelerated the obsolescence of many previously existing movie theatres by setting new standards for moviegoers, who, in our experience, have demonstrated their preference for the more attractive surroundings, wider variety of films and superior customer service typical of megaplex theatres (see "Operating risks in the entertainment industry may affect the ability of our tenants to perform under their leases" and "Market prices for our securities may be affected by perceptions about the financial health or share value of our tenants or the performance of REIT stocks generally" under "Risk Factors").

     We expect the development of megaplex theatres to continue in the United States and abroad for the foreseeable future. With the development of the stadium style megaplex theatre as the preeminent store format for cinema exhibition, the older generation of flat-floor theatres has generally experienced a significant downturn in attendance and performance. As a result of the significant capital commitment involved in building new megaplex theatre properties and the experience and industry relationships of our management, we believe we will continue to have opportunities to provide capital to businesses that seek to develop and operate these properties but would prefer to lease rather than own the properties in order to minimize the impact of real estate ownership on their financial statements. We believe our ability to finance these properties will enable us to continue to grow and diversify our asset base.

     EPR was formed on August 22, 1997 as a Maryland real estate investment trust. We completed an initial public offering of our common shares on November 18, 1997.

  RECENT DEVELOPMENTS

     Since January 1, 2004, we have acquired approximately $216.2 million in rental properties, increasing our asset base by approximately 22%.

     On March 1, 2004, we acquired, through our wholly-owned subsidiaries, four separate entertainment retail centers anchored by AMC megaplex theatres located in Ontario, Canada (the "Canada Properties"). The Canada Properties are the Mississauga Entertainment Centrum located in suburban Toronto, the Oakville Entertainment Centrum located in suburban Toronto, the Whitby Entertainment Centrum located in suburban Toronto, and the Kanata Centrum Walk located in suburban Ottawa. These properties contain an aggregate of approximately 893,000 square feet of retail and entertainment space. Our total acquisition cost for this properties was approximately US $152 million, plus transaction costs. Approximately US $27 million of the purchase price was paid in the form of 747,243 restricted common shares of EPR valued at US $36.25 per share. The cash portion of the purchase price was paid in Canadian dollars and financed through Canadian-dollar nonrecourse fixed rate mortgage loans provided by GMAC Commercial Mortgage of Canada, Limited in the aggregate amount of approximately US $97 million. The registration statement of which this prospectus forms a part is being filed pursuant to the Registration Rights Agreement to register such shares for resale by the selling shareholders. For additional information about the acquisitions, see our current report on Form 8-K filed with the SEC on March 15, 2004 and amended on March 16, 2004 incorporated by reference herein.

     On March 31, 2004, we acquired three megaplex theatre properties from AMC for an aggregate purchase price of approximately $64.2 million. The theatres, located in Phoenix, Arizona, Mesa, Arizona and Hamilton, New Jersey, contain an aggregate of 78 screens and have been leased-back to AMC under long-term triple-net leases.

     On April 20, 2004, we commenced a public offering of 2,587,500 common shares (including 337,500 shares to cover underwriter over-allotments) at the public offering price of $33.00 per share. Closing on the sale of these shares is expected to occur on April 26, 2004.

DIVIDEND INCREASE

     On March 17, 2004, our Board of Trustees approved a 12.5% increase in our quarterly common share dividend to $0.5625 per share for the first quarter of 2004. The record date for the first quarter dividend was March 31, 2004. We anticipate that the aggregate dividend paid on our common shares for 2004 will be approximately $2.25 per share, compared to an aggregate dividend of $2.00 per share paid in 2003.

  BUSINESS OBJECTIVES AND STRATEGIES

     Our primary business objective is to continue to enhance shareholder value by achieving predictable and increasing Funds from Operations ("FFO") per share through the acquisition of high-quality properties leased to leading entertainment and entertainment-related business operators. FFO, a non-GAAP financial measure, is defined as net income (computed in accordance with GAAP), excluding gains and losses from sales of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated joint ventures and other affiliates. See our annual report on Form 10-K for the year ended December 31, 2003 incorporated by reference herein for a reconciliation of FFO to GAAP Net Income Available to Common Shareholders. We intend to achieve this objective by continuing to execute the Growth Strategies, Operating Strategies and Capitalization Strategies described below.

GROWTH STRATEGIES

  FUTURE PROPERTIES

     We intend to continue pursuing acquisitions of high-quality entertainment-related properties from operators with a strong market presence. As a part of our growth strategy, we will consider entering into additional joint ventures with other developers or investors in real estate, developing additional megaplex theatre properties and developing or acquiring additional multi-tenant, entertainment retail centers and single-tenant, out-of-home, location-based entertainment and entertainment-related properties.

OPERATING STRATEGIES

  LEASE RISK MINIMIZATION

     To avoid initial lease-up risks and produce a predictable income stream, we typically acquire single-tenant properties that are leased under long-term leases. We believe our willingness to make long-term investments in properties offers tenants financial flexibility and allows tenants to allocate capital to their core businesses. Although we will continue to emphasize single-tenant properties, we have acquired and may continue to acquire multi-tenant properties that we believe add value to our shareholders.

  LEASE STRUCTURE

     We typically structure leases on a triple-net basis under which the tenants bear the principal portion of the financial and operational responsibility for the properties. During each lease term and any renewal periods, the leases typically provide for periodic increases in rent and/or percentage rent based upon a percentage of the tenant's gross sales over a pre-determined level. In our multi-tenant property leases and some of our theatre leases, we require the tenant to pay a common area maintenance charge to defray its pro rata share of insurance, taxes and common area maintenance costs.

  TENANT RELATIONSHIPS

     We intend to continue developing and maintaining long-term working relationships with theatre, retail, restaurant and other entertainment-related business operators and developers by providing capital for multiple properties on a national, international or regional basis, thereby enhancing efficiency and value to those operators and to the Company.

  PORTFOLIO DIVERSIFICATION

     We will endeavor to further diversify our asset base by property type, geographic location and tenant. In pursuing this diversification strategy, we will target theatre, restaurant, retail and other entertainment-related business operators which management views as leaders in their market segments and which have the financial strength to compete effectively and perform under their leases with us.

CAPITALIZATION STRATEGIES

  USE OF LEVERAGE; DEBT TO TOTAL CAPITALIZATION

     We seek to enhance shareholder return through the use of leverage (see "Risk Factors -- There is risk in using debt to fund property acquisitions"). In addition, we have issued and may in the future issue additional equity as circumstances warrant and opportunities to do so become available. We expect to maintain a debt to total capitalization ratio (defined as total debt of the Company as a percentage of shareholders' equity plus total debt) of approximately 50% to 55%.

  JOINT VENTURES

     We will examine and pursue additional potential joint venture opportunities with institutional investors or developers if they are considered to add value to our shareholders. We may employ higher leverage in joint ventures (see "Risk Factors -- There are risks involved in joint venture investments").

  PAYMENT OF REGULAR DISTRIBUTIONS

     We have paid and expect to continue paying quarterly dividend distributions to our common and preferred shareholders. Our Series A Preferred Shares have a fixed dividend rate of 9.5%. Among the factors the Board of Trustees considers in setting our common share dividend rate are the applicable REIT rules and regulations that apply to distributions, our results of operations, including FFO per share, and our Cash Available for Distribution (defined as net cash flow available for distribution after payment of operating expenses, debt service, and other obligations). We expect to periodically increase distributions on our common shares as FFO and Cash Available for Distribution increase and as other considerations and factors warrant (see "Risk Factors -- We cannot assure you we will continue paying dividends at historical rates").

                                   PROPERTIES

     The following table lists, as of March 1, 2004, the Company's properties, their locations, acquisition dates, number of theatre screens, number of seats, gross square footage, and the tenant. Except as otherwise noted, all of the real estate investments listed below are owned or ground leased directly by the Company.

                                              ACQUISITION                          BUILDING
PROPERTY                      LOCATION           DATE       SCREENS    SEATS    (GROSS SQ. FT)        TENANT
--------                  -----------------   -----------   -------   -------   --------------   -----------------
MEGAPLEX THEATRE PROPERTIES
Grand 24(3).............  Dallas, TX             11/97          24      5,067        98,175      AMC
Mission Valley
  20(1)(3)..............  San Diego, CA          11/97          20      4,361        84,352      AMC
Promenade 16(3).........  Los Angeles, CA        11/97          16      2,860       129,822      AMC
Ontario Mills 30(3).....  Los Angeles, CA        11/97          30      5,469       131,534      AMC
Lennox 24(1)(3).........  Columbus, OH           11/97          24      4,412        98,261      AMC
West Olive 16(3)........  St. Louis, MO          11/97          16      2,817        60,418      AMC
Studio 30(3)............  Houston, TX            11/97          30      6,032       136,154      AMC
Huebner Oaks 24(3)......  San Antonio, TX        11/97          24      4,400        96,004      AMC
First Colony 24(1)(6)...  Houston, TX            11/97          24      5,098       107,690      AMC
Oakview 24(1)(6)(10)....  Omaha, NE              11/97          24      5,098       107,402      AMC
Leawood Town Center
  20(6).................  Kansas City, MO        11/97          20      2,995        75,224      AMC
Gulf Pointe 30(2)(6)....  Houston, TX             2/98          30      6,008       130,891      AMC
South Barrington
  30(6).................  Chicago, IL             3/98          30      6,210       130,891      AMC
Cantera 30(2)(5)........  Chicago, IL             3/98          30      6,210       130,757      AMC
Mesquite 30(2)(6).......  Dallas, TX              4/98          30      6,008       130,891      AMC
Hampton Town Center
  24(6).................  Norfolk, VA             6/98          24      5,098       107,396      AMC
Raleigh Grande Cinema
  16(4).................  Raleigh, NC             8/98          16      2,596        51,450      Consolidated
Pompano 18(4)...........  Pompano Beach, FL       8/98          18      3,424        73,637      Muvico
Paradise 24(6)..........  Davie, FL              11/98          24      4,180        96,497      Muvico
Boise Stadium(1)(4).....  Boise, ID              12/98          20      4,734       140,300      Edwards
Aliso Viejo 20(6).......  Los Angeles, CA        12/98          20      4,352        98,557      Edwards
Westminster 24(7).......  Westminster, CO         6/99          24      4,812       107,000      AMC
Woodridge 18(2)(10).....  Woodridge, IL           6/99          18      4,405        80,600      Loews
Starlight 20(10)........  Tampa, FL               6/99          20      3,928        83,000      Muvico
Palm Promenade 24(10)...  San Diego, CA           1/00          24      4,577        88,610      AMC
Crossroads 20(10).......  Raleigh, NC             1/00          20      3,936        77,475      Consolidated
Elmwood Palace 20(10)...  New Orleans, LA         3/02          20      4,357        90,391      AMC
Clearview Palace
  12(10)................  New Orleans, LA         3/02          12      2,479        70,000      AMC
Hammond Palace 10(10)...  New Orleans, LA         3/02          10      1,531        39,850      AMC
Houma Palace 10(10).....  New Orleans, LA         3/02          10      1,871        44,450      AMC
WestBank Palace 16(10)..  New Orleans, LA         3/02          16      3,176        71,607      AMC
Olathe Station 30(10)...  Kansas City, MO         6/02          30      4,200       125,000      AMC
Forum 30(10)............  Detroit, MI             6/02          30      5,041       131,000      AMC
Cherrydale 16(10).......  Greenville, SC          6/02          16      2,744        51,450      Consolidated
Livonia 20(10)..........  Detroit, MI             8/02          20      3,808        78,000      AMC
Hoffman Town Centre
  22(10)................  Alexandria, VA         10/02          22      4,150       132,903      AMC
Colonel Glenn 18(8).....  Little Rock, AR        12/02          18      4,122        79,330      Rave
AmStar Cinema 16(12)....  Macon, GA               3/03          16      2,950        66,660      AmStar
Star Southfield 20......  Detroit, MI             5/03          20      7,000       110,000      Loews
Southwind 12(12)........  Lawrence, KS            6/03          12      2,481        42,497      Wallace
Veterans 24(9)..........  Tampa, FL               6/03          24      4,580        94,774      AMC
Columbiana Grande
  14(12)................  Columbia, SC            9/03          14      2,952        55,400      Consolidated
New Roc City 18 and
  IMAX(11)..............  New Rochelle, NY       10/03          18      3,240        99,127      Regal

                                              ACQUISITION                          BUILDING
PROPERTY                      LOCATION           DATE       SCREENS    SEATS    (GROSS SQ. FT)        TENANT
--------                  -----------------   -----------   -------   -------   --------------   -----------------
Harbour View Grand
  16(12)................  Suffolk, VA            11/03          16      3,098        61,500      Consolidated
The Grand 18(12)(13)....  Hialeah, FL            12/03          18      4,012        77,400      Crown
Mississauga 16(14)......  Toronto, ON             3/04          16      3,856        91,000      AMC
Oakville 24(14).........  Toronto, ON             3/04          24      4,772        95,000      AMC
Whitby 24(14)...........  Toronto, ON             3/04          24      4,688        91,000      AMC
Kanata 24(14)...........  Ottawa, ON              3/04          24      4,764        89,290      AMC
                                                             -----    -------     ---------
SUBTOTAL................                                     1,031    207,528     4,499,362
                                                             =====    =======     =========
RETAIL, RESTAURANT AND OTHER PROPERTIES
Westminster
  Promenade(8)..........  Westminster, CO        10/98          --         --       140,000      Multi-Tenant
Pompano Kmart(8)........  Pompano Beach, FL      11/98          --         --        80,540      Kmart
Pompano Restaurant(8)...  Pompano Beach, FL      11/98          --         --         5,600      Nickels
On-The-Border(8)........  Dallas, TX              1/99          --         --         6,580      Brinkers
Texas Roadhouse(8)......  Dallas, TX              1/99          --         --         6,000      TX Roadhouse
Bennigan's(8)...........  Houston, TX             5/00          --         --         6,575      S & A
Bennigan's(8)...........  Dallas, TX              5/00          --         --         6,575      S & A
Texas Land &
  Cattle(8).............  Houston, TX             5/00          --         --         6,600      Tx.C.C., Inc.
Roadhouse Grill(8)......  Atlanta, GA             8/00          --         --         6,850      Roadhouse Grill
Johnnie Carino's........  Dallas, TX              3/03          --         --         6,200      Kona Rest. Group
Star Southfield
  Center................  Detroit, MI             5/03          --         --        51,964      Multi-Tenant
Hawaiian Falls Adventure
  Water Park............  Garland, TX             5/03          --         --            --      Horizon Amusement
Cherrydale Shops........  Greenville, SC          6/03          --         --        10,000      Multi-Tenant
New Roc City(11)........  New Rochelle, NY       10/03          --         --       447,000      Multi-Tenant
Harbor View
  Station(12)...........  Suffolk, VA            11/03          --         --        21,855      Multi-Tenant
Whitby Entertainment
  Centrum(14)...........  Toronto, ON             3/04          --         --       222,000      Multi-Tenant
Oakville Entertainment
  Centrum(14)...........  Toronto, ON             3/04          --         --       305,900      Multi-Tenant
Mississauga
  Entertainment
  Centrum(14)...........  Toronto, ON             3/04          --         --       285,000      Multi-Tenant
Kanata Entertainment
  Centrum(14)...........  Ottawa, ON              3/04          --         --       780,000      Multi-Tenant
                                                             -----    -------     ---------
  SUBTOTAL..............                                                          2,395,239
                                                             -----    -------     ---------
  TOTAL.................                                     1,031    207,528     6,894,601
                                                             =====    =======     =========

---------------

 (1) Third party ground leased property. Although the Company is the tenant under the ground leases and has assumed responsibility for performing the obligations thereunder, pursuant to the theatre leases, the theatre tenants are responsible for performing the Company's obligations under the ground leases.

 (2) In addition to the theatre property itself, the Company has acquired land parcels adjacent to the theatre property, which the Company has or intends to ground lease or sell to restaurant or other entertainment themed operators.

 (3) Property is included as security for a $105 million mortgage facility.

 (4) Property is included as security for a $20 million mortgage facility.

 (5) Property is included in the Atlantic-EPR I joint venture.

 (6) Property is included as security for a $125 million mortgage facility.

 (7) Property is included as security for a $17 million mortgage.

 (8) Property is included as security for a $75 million mortgage facility.

 (9) Property is included as security for a $14.7 million mortgage facility.

(10) Property is included as security for $155.5 million in commercial mortgage pass-through certificates.

(11) Property is included in a joint venture and as security for a $66 million mortgage facility and a $4 million credit facility.

(12) Property is included as security for a $50 million mortgage facility.

(13) We own the ground on which the theatre is constructed and have entered into a ground lease with the theatre operator.

(14) Property is included as security for a $97 million mortgage facility.

  OFFICE LOCATION

     Our executive office is located in Kansas City, Missouri and is leased from a third party landlord. The office occupies approximately 10,960 square feet with annual rentals of $192,000. The lease expires in December 2009.

  TENANTS AND LEASES

     As of March 1, 2004, our existing megaplex theatre leases provided for aggregate annual rentals of approximately $95.7 million (on a consolidated basis, excluding two unconsolidated joint venture properties), or an average annual rental of approximately $2 million per property. The leases are typically triple-net leases that require the tenant to pay substantially all expenses associated with the operation of the properties, including taxes, other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. As of March 1, 2004, our existing retail and other leases provided for aggregate annual rentals of approximately $16.8 million (on a consolidated basis, including joint venture properties), or an average annual rental of approximately $148,600 per property.

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares will go to the selling shareholders. EPR will not receive any of the proceeds from the sale of shares by the selling shareholders.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain material U.S. federal income tax consequences is based on current law and does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under U.S. federal income tax laws.

  YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES.

     We believe we have operated in a manner that permits EPR to satisfy the requirements for qualification and taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). We intend to continue to satisfy those requirements. No assurance can be given, however, that these requirements will be met.

     The provisions of the Code and the Treasury Regulations thereunder relating to qualification and operation as a REIT are highly technical and complex. The following describes certain material aspects of the laws that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is

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

qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Sonnenschein Nath & Rosenthal LLP, the Company is organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its current method of operation has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based solely on information and representations made by our management. Moreover, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Sonnenschein Nath & Rosenthal LLP. Accordingly, no assurance can be given by counsel or the Company that the actual results of our operations for any particular taxable year will satisfy these requirements (see "Failure to Qualify"). Sonnenschein Nath & Rosenthal LLP will not review our compliance with these tests, and has not undertaken to update its opinion subsequent to the date of this prospectus.

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities such as EPR that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations are generally not taxed at the corporate level on their "REIT Taxable Income" (generally the REIT's taxable income adjusted for, among other things, the disallowance of the dividends-received deduction generally available to corporations) that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investing in corporations.

     If EPR fails to qualify as a REIT in any year, we will be subject to U.S. federal income tax as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, EPR could be subject to potentially significant tax liabilities and the amount of cash available for distribution to our shareholders could be reduced.

TAXATION OF THE COMPANY

  GENERAL

     In any year in which EPR qualifies as a REIT, in general, we will not be subject to U.S. federal income tax on that portion of our net income that we distribute to shareholders. However, EPR will be subject to U.S. federal income tax in these regards: (1) EPR will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains (however, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its shareholders on a pro rata basis), (2) under certain circumstances, EPR may be subject to the "alternative minimum tax" on any items of tax preference, (3) if EPR has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income, (4) if EPR has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than
(i) foreclosure property, and (ii) property held for at least four years, meeting certain additional requirements), such income will be subject to a 100% tax, (5) if EPR fails to satisfy the 75% gross income test or a 90% gross income threshold (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which EPR fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect EPR's profitability, (6) if EPR fails to distribute during each calendar year at least the sum of: (i) 85% of our ordinary income for that year; (ii) 95% of our capital gain net income for that year; and (iii) any undistributed taxable income from prior periods, EPR would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed, (7) if EPR acquires any asset from a C corporation (generally, a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in EPR's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and no election is made for any gains on such transaction to be taxed currently, and EPR recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which that asset was acquired by EPR, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate, (8) if EPR has certain redetermined rents, deductions and excess interest between itself and a taxable REIT subsidiary, a 100% tax could apply to such amounts, and (9) a 35% tax could apply to any excess inclusions allocable to any disqualified entities that hold interests in EPR.

  REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code,
(5) the beneficial ownership of which is held by 100 or more persons (the "100 person test"), (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year (the "closely-held test"), (7) which has elected to be treated as a REIT, and (8) which meets certain other tests, described below, regarding distributions and the nature of its income and assets. The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) did not apply until after the first taxable year for which an election was made by EPR to be taxed as a REIT. A REIT's failure to satisfy condition (6) during a taxable year will not result in its disqualification as a REIT under the Code for that taxable year as long as (i) the REIT satisfies the shareholder demand statement requirements described in the succeeding paragraph and (ii) the REIT did not know, or exercising reasonable diligence, would not have known, whether it had failed condition (6). A REIT must also report its income for U.S. federal income tax purposes based on the calendar year.

     In order to assist EPR in complying with the 100 person test and the closely-held test, and for certain non-tax purposes, we have placed certain restrictions on the transfer of our shares to prevent further concentration of share ownership (See "Description of Securities"). To evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding shares. In fulfilling our obligations to maintain records, we must demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of the shares. A list of those persons failing or refusing to comply with such demand must be maintained as part of EPR's records. A shareholder failing or refusing to comply with EPR's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares and certain other information. EPR's Declaration of Trust imposes restrictions on the transfer of shares that are intended to assist EPR in continuing to satisfy the share ownership requirements, among other purposes.

     Although EPR intends to satisfy the shareholder demand letter rules described in the preceding paragraph, our failure to satisfy these requirements may result in the imposition of IRS penalties.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands of a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below.

  ASSET TESTS

     At the close of each quarter of EPR's taxable year, EPR must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of EPR's total assets must be represented by (1) interests in real property, (2) interests in mortgages on real property, (3) shares in other REIT's, (4) cash, (5) cash items (including receivables arising in the ordinary course of the REIT's business) and (6) government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by EPR for the one-year period beginning on the date of receipt of such new capital). Second, (a) not more than 25% of the value of a REIT's total assets can consist of securities except for items described in paragraphs (1) through (6), (b) not more than 20% of the value of a REIT's total assets can be represented by securities of one or more taxable REIT subsidiaries, and (c) except with respect to taxable REIT subsidiaries and the securities previously mentioned in paragraphs (1) through (6), (i) not more than 5% of the value of the REIT's total assets can consist of securities of any one issuer, (ii) the REIT cannot hold securities having a value of more than 10% of the total voting power of the outstanding securities of any one issuer and (iii) the REIT cannot hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. For purposes of the requirements of paragraph (iii), certain "straight debt" obligations may be disregarded if certain requirements are met. EPR may own "qualified REIT subsidiaries," which are, in general, corporate subsidiaries 100% owned by a REIT which do not elect to be treated as a taxable REIT subsidiary. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as owned and realized directly by EPR. For purposes of the asset requirements, the securities of a qualified REIT subsidiary will be ignored.

     A taxable REIT subsidiary is generally any corporation the stock of which is owned in whole or in part by a REIT and with respect to which both the REIT and the subsidiary elect that it be taxed as a taxable REIT subsidiary.

  GROSS INCOME TESTS

     There are two separate percentage tests relating to the sources of EPR's gross income which must be satisfied for each taxable year.

     THE 75% TEST. At least 75% of EPR's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) "rents from real property" (except as modified below), (ii) interest on obligations collateralized by mortgages on, or interests in, real property, (iii) gain from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of EPR's trade or business ("dealer property"), (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of those shares, (v) abatements and refunds of real property taxes,
(vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"), (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property, (viii) "qualified temporary investment income," and (ix) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction.

     In addition, rents received from a tenant generally will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if EPR, or an owner of 10% or more of EPR, directly or constructively owns 10% or more of the voting power or value of that tenant, if that tenant is a corporation, or 10% or more of the assets or net profits of the tenant, if the tenant is not a corporation (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease on a fair market value basis, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, any amount received or accrued, directly or indirectly, generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage of receipts or sales. Finally, for rents received to qualify as rents from real property, EPR generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom EPR does not derive or receive any income, or through a taxable REIT subsidiary. The "independent contractor" requirement, however, does not apply to the extent the services provided by EPR are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related
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

party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares held by one entity are deemed held by another.

     Amounts paid to a REIT by a taxable REIT subsidiary as rent will not be excluded from rents from real property if at least 90% of the leased space of the property is rented to persons other than the taxable REIT subsidiary of such REIT and other than persons that are considered related under Section 856(d)(2)(B) of the Code and the amount paid is substantially comparable to rents paid by other tenants of the REIT's property for comparable space.

     THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of EPR's gross income for each taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore, income earned on interest rate swaps and caps entered into as liability hedges against indebtedness qualify for the 95% test (but not the 75% test). Income earned on liability hedges against all of a REIT's indebtedness, such as options, futures, and forward contracts, qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these rules, income earned thereon will operate to reduce its interest expense, and, therefore such income will not affect the REIT's compliance with either the 75% or 95% tests.

     Even if EPR fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) EPR's failure to comply was due to reasonable cause and not to willful neglect, (ii) EPR reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return, and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances EPR would be entitled to the benefit of these relief provisions. If these relief provisions apply, EPR will, as discussed above, still be subject to a special tax upon the greater of the amount by which it fails either the 75% test or 90% threshold for that year.

  ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, we are required to make distributions (other than capital gain distributions) to our shareholders each year in an amount at least equal to (A) the sum of (i) 90% of EPR's REIT Taxable Income (computed before deductions for dividends paid and excluding net capital gain), and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. To the extent we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT Taxable Income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its shareholders on a pro rata basis). Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its net capital gain for that year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these purposes, dividends declared to shareholders of record in October, November or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

     We believe that we have made and will make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT Taxable Income on the other hand. Further, it is possible that from time to time, we may be allocated a share of net capital gain attributable to any depreciated property we sell that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT Taxable Income and cash flow and, if necessary, will borrow funds in order to satisfy the distribution requirement (See "Risk Factors").

     If it is "determined" that we failed to meet the 90% distribution requirement as a result of an "adjustment" to our tax return by the IRS, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

  FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends-received deduction. In addition, individual shareholders would be taxable on such dividends at a current tax rate of 15%. Unless entitled to relief under specific statutory provisions, we (and any successor of us) will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

  RECENT TAX LEGISLATION

     On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduces the maximum tax rate for both dividends and long-term capital gains to 15% for most non-corporate taxpayers. Because we generally are not subject to U.S. federal income tax on the portion of our REIT Taxable Income or capital gains distributed to our shareholders, our dividends generally are not eligible for the reduced rate and will continue to be taxed at the higher tax rates applicable to ordinary income. However, the new 15% rate does apply to (i) long-term capital gains, if any, recognized on the disposition of our shares; (ii) our dividends designated as long-term capital gain dividends (except to the extent attributable to (a) real estate depreciation, in which case such distributions continue to be subject to tax at a 25% rate), and (b) collectibles and certain small business stock, in which case such distributions continue to be subject to tax at a 28% rate); (iii) our dividends to the extent attributable to dividends received by us from any non-REIT corporations, such as taxable REIT subsidiaries, if applicable; and (iv) our dividends to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

     The dividend and capital gains rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003, except that the reductions do not apply to taxable years beginning after December 31, 2008. Absent future legislation, the maximum tax rate on long-term capital gains will return to 20% for taxable years beginning in 2009, and the maximum tax rate on dividends paid to individuals will increase to 35% in 2009 and 39.6% in 2011.

TAXATION OF SHAREHOLDERS

  TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of shares who (for U.S. federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (except, in the case of a partnership, the Treasury provides otherwise by regulations), (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) is a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     As long as EPR qualifies as a REIT, distributions made out of our current or accumulated earnings and profits (and not designated as capital gain dividends) will generally constitute dividends taxable to our taxable corporate U.S. Shareholders as ordinary income taxed at a maximum rate of 35% and such U.S. Shareholders will not be eligible for the dividends received deduction otherwise available with respect to dividends received by corporate U.S. Shareholders. It is not likely that a significant amount of our dividends paid to individual U.S. Shareholders will constitute "qualified dividend income" eligible for the current reduced tax rate of 15%. Dividends received from a REIT generally are treated as "qualified dividend income" eligible for the reduced tax rate to the extent that the REIT has received "qualified dividend income" from other non-REIT corporations, such as taxable REIT subsidiaries. In addition, if a REIT pays U.S. federal income tax on its undistributed net taxable income or on certain gains from the disposition of assets acquired from C corporations, the excess of the income subject to tax over the taxes paid will be treated as "qualified dividend income" in the subsequent taxable year.

     Distributions made by EPR that are properly designated as capital gain dividends will be taxable to U.S. Shareholders as gains (to the extent they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time EPR held the assets which produced the gains, and on certain designations, if any, which may be made by EPR, such gains may be taxable to noncorporate U.S. Shareholders at a 15% or 25% rate, without regard to the period for which the U.S. Shareholder has held the shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent EPR makes distributions (not designated as capital gain dividends) in excess of our current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gain, (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends declared by EPR in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by EPR and received by the shareholder on December 31st of that year; provided the dividend is actually paid by EPR on or before January 31st of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of EPR.

     Distributions made by EPR and gain arising from the sale or exchange by a U.S. Shareholder of shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by EPR (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares and certain qualifying dividends (or distributions treated as such), will not be treated as investment income under certain circumstances.

     Upon any sale or other disposition of shares, a U.S. Shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Shareholder as a capital asset and, with respect to a non-corporate U.S. Shareholder, will be long-term gain or loss if the shares have been held for more than one year at the time of disposition. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Shareholder from EPR which were required to be treated as long-term capital gains.

  BACKUP WITHHOLDING

     EPR will report to our domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any from those dividends. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate equal to the fourth lowest rate of tax under Section 1(c) of the Code (which is currently 28%) with respect to dividends paid and redemption proceeds unless the shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, EPR will institute backup withholding with respect to a shareholder when instructed to do so by the IRS. A shareholder that does not provide EPR with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's U.S. federal income tax liability.

  TAXATION OF TAX-EXEMPT SHAREHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by EPR to a shareholder that is a tax-exempt entity should not constitute UBTI, provided the tax exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares (by value), it can be subject to UBTI on all or a portion of REIT dividends made to it, if the REIT is treated as a "pension-held REIT." A pension-held REIT is any REIT if more than 25% (by value) of its shares are owned by at least one pension trust, or one or more pension trusts, each of whom owns more than 10% (by value) of such shares, and in the aggregate, such pension trusts own more than 50% (by value) of its shares. EPR does not expect to be treated as a "pension-held REIT." However, because our common shares are publicly traded, no assurance can be given in this regard.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income tax under Section 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in EPR will constitute UBTI. However, income from an investment in EPR will not constitute UBTI for voluntary employee benefit associations, supplemental unemployment trusts and qualified group legal services plans if the organization is able to deduct amounts "set aside" or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in EPR. Such prospective shareholders should consult with their own tax advisors concerning these "set aside" and reserve requirements.

  TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of the ownership and disposition of shares by persons who are not U.S. Shareholders ("Non-U.S. Shareholders") are complex and no attempt is made in this prospectus to provide more than a summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in EPR, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by EPR of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by EPR as capital gain dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of EPR. Unless such distributions are effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate, if applicable. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent establishment) solely by reason of their ownership of shares. If income on shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), the Non-U.S. Shareholder generally will be subject to tax in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). EPR expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Shareholder unless the Non-U.S. Shareholder provides us with a (i) properly executed IRS Form W-8 BEN claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty, or (ii) IRS Form W-8 ECI claiming that the distribution is not subject to withholding tax because it is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder).

     Unless the shares constitute USRPIs, distributions in excess of current and accumulated earnings and profits of EPR will not be taxable to a shareholder to the extent such distributions do not exceed the adjusted basis of the shareholder's shares but rather will reduce the adjusted basis of the shares. To the extent such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, shares are treated as USRPIs, then unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will also give rise to gain from the sale or exchange of the shares, the tax treatment of which is described below.

     Distributions that are designated by EPR at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business (or, if an income tax treaty applies, it is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (except that a Shareholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Shareholder is a non-resident alien individual who was present in the U.S. for 183 days or more during the taxable year and either has a "tax home" in the U.S. or sold his shares under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     For each year in which EPR qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by EPR of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by EPR, will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as gain effectively connected with a U.S. trade or business regardless of whether such dividends are designated as capital gain dividends. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) on such distributions. Also, distributions of USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption or rate reduction. EPR is required by applicable Treasury Regulations to withhold a portion of any distribution consisting of USRPI Capital Gains at a current rate of 35%. This amount may be creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of shares will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares will not be considered a USRPI if EPR is a "domestically controlled REIT," or if the shares are part of a class that is regularly traded on an established securities market and the holder owned 5% or less of the class sold during a specified testing period. A "domestically controlled REIT" is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. EPR believes that it is a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares may be required to withhold 10% of the purchase price and remit such amount to the IRS. However, since our common shares and Series A Preferred Shares are publicly traded, no assurance can be given in this regard.

     Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with a U.S. trade or business of the Non-U.S. Shareholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the proceeds of a disposition of shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if (i) the payment is made through an office outside the U.S. of a broker that is either (a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (c) a "controlled foreign corporation" for U.S. federal income tax purposes, or (d) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business, and (ii) the broker fails to obtain documentary evidence that the shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder otherwise is entitled to an exemption.

  POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in EPR may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in EPR.

  STATE TAX CONSEQUENCES AND WITHHOLDING

     EPR and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of EPR and its shareholders may not conform to the U.S. federal income tax consequences discussed above. Several states in which EPR may own properties treat REITs as ordinary corporations. EPR does not believe, however, that shareholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of shares. However, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in EPR.

  YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                          DESCRIPTION OF COMMON SHARES

     This summary of our common shares is not meant to be complete and is qualified in its entirety by reference to our Amended and Restated Declaration of Trust and Amended Bylaws, copies of which have been filed with the SEC and are incorporated by reference herein.

  GENERAL

     Our Declaration of Trust authorizes us to issue up to 50,000,000 common shares and up to 5,000,000 preferred shares. As permitted by Maryland law, our Declaration of Trust permits the Board of Trustees, without shareholder approval, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have authority to issue. Under Maryland law, a shareholder is not personally liable for the obligations of a REIT solely as a result of his or her status as a shareholder.

     As of February 1, 2004, a total of 19,661,496 common shares (excluding treasury shares) and 2,300,000 Series A Preferred Shares were outstanding.

     The transfer agent and registrar for our shares is UMB Bank, n.a.

  COMMON SHARES

     Holders of our common shares have the following rights:

     - Dividends -- Common shareholders have the right to receive dividends when and as declared by the Board of Trustees

     - Voting Rights -- Common shareholders have the right to vote their shares. Each common share has one vote on all matters submitted for shareholder approval, including the election of trustees. We do not have cumulative voting in the election of trustees, which means the holders of a majority of our outstanding common shares can elect all of the trustees nominated for election and the holders of the remaining common shares will not be able to elect any trustees.

     Liquidation Rights -- If we liquidate, holders of common shares are entitled to receive all remaining assets available for distribution to common shareholders after satisfaction of our liabilities and the preferential rights of any preferred shares.

     Other Features -- Our outstanding common shares are fully paid and nonassessable. Common shareholders do not have any preemptive, conversion or redemption rights.

                              SELLING SHAREHOLDERS

     We have registered for resale a total of 747,243 common shares covered by this prospectus on behalf of the selling shareholders.

     Based upon information provided to us by the selling shareholders, the following table lists the names of the selling shareholders, the number of common shares owned prior to this offering and the percentage of our outstanding common shares those shares represented before this offering, the number of shares registered by this prospectus and the number of common shares that will be owned by each selling shareholder after the sale of the shares and the percentage of our outstanding common shares to be owned on completion of this offering, assuming all of the shares offered hereby are sold. We do not know how long the selling shareholders will hold the shares before selling them or if they will sell them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares (other than the Registration Rights Agreement).

                                                                           SHARES BENEFICIALLY
                                                                               OWNED AFTER
                                                                            COMPLETION OF THE
                                        SHARES BENEFICIALLY     MAXIMUM     OFFERING (ASSUMING
                                         OWNED PRIOR TO THE    NUMBER OF    ALL SHARES OFFERED
                                              OFFERING          SHARES       HEREBY ARE SOLD)
                                        --------------------     BEING     --------------------
NAME                                    NUMBER    PERCENT(1)    OFFERED     NUMBER     PERCENT
----                                    -------   ----------   ---------   --------   ---------
Whitby Centrum Limited
  Partnership(2)......................  167,370         *       167,370       0          0%
Oakville Centrum Limited
  Partnership(2)......................  172,272         *       172,272       0          0%
Kanata Centrum Limited
  Partnership(2)......................  266,796      1.36%      266,796       0          0%
Courtney Square Limited
  Partnership(2)......................  140,805         *       140,805       0          0%

---------------

 *  Less than one percent.

(1) Based on 19,661,496 common shares outstanding (excluding treasury shares) as of February 1, 2004.

(2) Except as otherwise set forth below, Mr. David V. Johnston of PenEquity Management Corporation has the power to direct the disposition of the common shares held by the beneficial owners listed above.

     The limited partnerships listed in the table immediately above (the "Vendors") are the sellers of the Canada Properties described elsewhere in this prospectus, and received the shares in connection with such sales. As of the date of this prospectus, the shares are held of record by a nominee for the Vendors, 2041197 Ontario Ltd. (the "Nominee Holder").

     The Vendors have advised us that the limited partnership agreements of one or more of the Vendors may be modified to permit their respective limited or general partners (the "Vendor Partners") to direct the Vendors as to the timing and/or method of sale by or for the Vendors of a number of the common shares corresponding to their beneficial interest, under the terms of such limited partnership agreements, in the proceeds of any disposition of the common shares. In such event, any sales of the common shares so directed by any particular Vendor Partner would be for the account of such Vendor Partner. Based upon information provided to us by the Vendors, the following table lists the names of the Vendor Partners and (assuming that the limited partnership agreements of the Vendors are so modified to grant such powers to their respective Vendor Partners and treating such action as if it constituted a distribution of the common shares to the Vendor Partners) the number of common shares owned by each Vendor Partner prior to this offering and the percentage of our outstanding common shares those shares represented before this offering, the number of common shares registered by this prospectus and the number of common shares that will be owned by each Vendor Partner after the sale of the shares and the percentage of our outstanding common shares to be owned on completion of this offering, assuming all of the common shares offered hereby are sold.

                                                                                    SHARES BENEFICIALLY
                                                                                        OWNED AFTER
                                                                                     COMPLETION OF THE
                                              SHARES BENEFICIALLY      MAXIMUM       OFFERING (ASSUMING
                                               OWNED PRIOR TO THE     NUMBER OF      ALL SHARES OFFERED
                                                    OFFERING            SHARES        HEREBY ARE SOLD)
                                              --------------------      BEING       --------------------
NAME                                          NUMBER    PERCENT(1)     OFFERED       NUMBER     PERCENT
----                                          -------   ----------   ------------   --------   ---------
Whitby Centrum Limited Partnership:
  Boblaic Properties (29) Corp.(2)..........  167,369       *          167,369         0           0%
  Penex Whitby Ltd.(2)......................        1       *                1         0           0%
Oakville Centrum Limited Partnership:
  Boblaic Properties (30) Corp.(2)..........  145,694       *          145,694         0           0%
  Penex Winston Ltd.(2).....................   26,578       *           26,578         0           0%
Kanata Centrum Limited Partnership:
  Boblaic Properties (17) Corp.(2)..........  100,048       *          100,048         0           0%
  1063749 Ontario Ltd.(2)...................  100,048       *          100,048         0           0%
  Penex Kanata Ltd.(2)......................   66,700       *           66,700         0           0%
Courtney Square Limited Partnership:
  Boblaic Properties (10) Corp.(2)..........   58,786       *           58,786         0           0%
  I.F. Propco (Ont.) Ltd.(2)................   39,763       *           39,763         0           0%
  U.A. Local 527(1) Corporation(2)..........   11,405       *           11,405         0           0%
  792523 Ontario Limited(2).................    7,435       *            7,435         0           0%
  U.A. Local 628(1) Corporation(2)..........    6,322       *            6,322         0           0%
  I.B.E.W. 804(1) Corporation(2)............    3,717       *            3,717         0           0%
  U.A. 463 (P) Corporation(2)...............    3,717       *            3,717         0           0%
  U.A. 463 (H&W) Corporation(2).............    3,717       *            3,717         0           0%
  U.A. 463 (Union) Corporation(2)...........    3,717       *            3,717         0           0%
  PenEquity Management Corporation(2).......    2,225       *            2,225         0           0%
  Courtney Square Ltd.(2)...................        1       *                1         0           0%

---------------

 *  Less than one percent.

(1) Based on 19,661,496 common shares outstanding (excluding treasury shares) as of February 1, 2004.

(2) All of the Vendor Partners (other than Penex Whitby Ltd., Penex Winston Ltd., Penex Kanata Ltd., PenEquity Management Corporation and Courtney Square Ltd.) are wholly-owned subsidiaries of pension funds, and the power to direct the disposition of the common shares listed in the table above for such Vendor Partners ultimately would reside in the respective boards of trustees (or analogous governing bodies) of such pension funds. Penex Whitby Ltd., Penex Winston Ltd., Penex Kanata Ltd. and Courtney Square Ltd. are each controlled by PenEquity Management Corporation, and David V.

    Johnston would have the power to direct the disposition of the common shares listed in this table above for Penex Whitby Ltd., Penex Winston Ltd., Penex Kanata Ltd., Courtney Square Ltd. or PenEquity Management Corporation.

     References herein to the "selling shareholders" shall include, as appropriate to the context (and in addition to the Vendors), the Nominee Holder and the Vendor Partners. References herein to the "selling shareholders" also includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this prospectus from any other selling shareholder as a pledge, gift or other non-sale related transfer.

                              PLAN OF DISTRIBUTION

     The shares have been registered to permit the resale of such shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholders. We will bear the fees and expenses incurred in connection with our obligation to register the shares. These fees and expenses include registration and filing fees, printing expenses and fees and disbursements of our counsel and independent accountants. The selling shareholders will be solely responsible for all fees and expenses of any counsel retained by them and all underwriting discounts and commissions and agents' commissions, if any.

     One or more of the selling shareholders may, from time to time, sell all or part of the shares, on terms determined at the time such shares are offered for sale, to or through underwriters, directly to other purchasers or broker-dealers, or through broker-dealers or other persons acting as agents, or through a combination of such methods. The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the specific number of common shares to be sold, the names of the selling shareholders, purchase price, public offering price, the terms upon which such securities may be issued, the names of any participating broker-dealer, agent or underwriter, any applicable commission or discount, and other facts material to the transaction, with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. Underwriters may receive compensation from one or more of the selling shareholders or from the purchasers of shares for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares to or through agents or dealers, and such agents and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchaser for whom they may act as agents.

     In connection with any sale by the selling shareholders to or through broker-dealers or other persons acting as agents, any such broker-dealer or other agent may act as agent for one or more of the selling shareholders or may purchase from one or more of the selling shareholders all or a portion of the shares as principal. Any direct sale to purchasers, and any sale to or through broker-dealers or other agents, may be effected by a variety of methods, including:

     - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account

     - a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules

     - ordinary brokerage transactions or transactions in which a broker-dealer solicits purchasers

     - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise

     - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers

     - in any combination of the above or by any other legally available means.

     Such sales may be made on the NYSE or other exchanges on which the shares are then traded, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or otherwise. In effecting sales, broker-dealers engaged by one or more of the selling shareholders may arrange for other broker-dealers to participate.

     Brokers or dealers, or other agents, may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions), in amounts that may be negotiated immediately prior to any sale.

     In connection with the sales of shares, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares, short and deliver the shares to close out such short positions, or loan or pledge the shares to broker-dealers that in turn may sell the shares.

     If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any shares through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the shares, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

     If so indicated in any applicable prospectus supplement, broker-dealers or other persons acting as agents may be authorized to solicit offers by certain institutions to purchase shares pursuant to contracts providing for payment and delivery on a future date. Such contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but in all cases such institutions must be approved by the selling shareholders. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the shares shall not at any time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the shares are also being sold to underwriters, the selling shareholders shall have sold to such underwriters the shares not sold for delayed delivery. The underwriters, dealers, broker-dealers and other persons acting as agents will not have any responsibility in respect of the validity or performance of such contract.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling shareholders. Selling shareholders may decide to sell only a portion of the shares offered by them pursuant to this prospectus or may decide not to sell any shares offered by them pursuant to this prospectus. In addition, any selling shareholders may transfer, devise or give the shares by other means not described in this prospectus. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable rule amending the list of selling shareholders to include the pledgee, transferee or other successor in interest as a selling shareholder under this prospectus.

     The Vendors have covenanted to us that the amount of any public sale (other than, and disregarding entirely, any Excluded Sale) of shares by them prior to February 24, 2005, together will all other public sales (other than, and disregarding entirely, any Excluded Sales) of the shares by them within the preceding three months, shall not exceed the greater of (i) one percent of our common shares then outstanding as shown by the most recent report filed by us under the Exchange Act, (ii) the average weekly reported volume of trading in our common shares on all "national securities exchanges" and/or reported through the automated quotation system of a "registered securities association" (the quoted terms to have the same meanings as under Rule 144 under the Securities Act) during the four calendar weeks prior to such current public sale or (iii) the average weekly volume of trading in the common shares reported through the "consolidated transaction reporting system" (such quoted term to have the same meaning as under Rule 144 under the Securities Act) during the four-week period specified in clause (ii). "Excluded Sale" means (x) any negotiated sale of the shares in which the purchaser expressly agrees, in a written instrument expressly for our benefit, to abide by the limitations described in this paragraph with respect to the shares sold in such negotiated sale, or (y) any sale of any of the shares in any tender, exchange or similar offer.

     The selling shareholders and any underwriters, broker-dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by the selling shareholders and any commissions or other compensation received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If any selling shareholder were deemed to be an underwriter, that selling shareholder may be subject to statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     We have agreed to indemnify the selling shareholders (and certain related persons) against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments the selling shareholders may be required to make in respect thereof. We also have agreed, if so requested, to provide analogous indemnification and contribution undertakings with respect to any underwriter, broker, dealer or other agent that participates in any distribution of the shares. The selling shareholders also may agree to analogous indemnification and contribution undertakings with respect to any such underwriter, broker, dealer or other agent. Each Vendor, and the Nominee Holder, has severally agreed to indemnify us and our trustees, officers and employees and each person who "controls" us (within the meaning of the Securities Act) against specified liabilities relating to the written information provided by it or on its behalf for use in the registration statement of which this prospectus forms a part, this prospectus or any related prospectuses, supplements or amendments, or to contribute to the payments we, our trustees, officers, employees or control persons may be required to make in respect thereof. The liability of any Vendor or Nominee Holder for indemnification or contribution is limited to the amount of proceeds (net of expenses and underwriting discounts and commissions) received by such Vendor or Nominee Holder in the offering giving rise to such liability.

     Compliance with any applicable prospectus delivery requirements of the Securities Act may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

     The Vendors ultimately are controlled by the same entity, PenEquity Management Corporation. The Vendors may act independently or in concert in making decisions with respect to the timing, manner and size of each sale of shares. As mentioned under "Selling Shareholders" above, the Vendors have advised us that the limited partnership agreements of one or more of the Vendors may be modified to permit their respective limited or general partners to direct the Vendors as to the timing and/or method of sale by or for the Vendors of a number of the common shares corresponding to their beneficial interest in the common shares through their respective partnership interests.

     The selling shareholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by a selling shareholder and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. Each selling shareholder should consult its counsel regarding the application of state or provincial securities law in connection with sales of the shares.

                                 LEGAL OPINIONS

     Sonnenschein Nath & Rosenthal LLP will issue an opinion about the validity of the shares and has set forth its opinion regarding EPR's qualification and taxation as a REIT under the Code under "U.S. Federal Income Tax Consequences." In addition, the description of EPR's taxation and qualification as a REIT under the caption "U.S. Federal Income Tax Consequences" is based upon the opinion of Sonnenschein Nath & Rosenthal LLP set forth therein.

                                    EXPERTS

     The consolidated financial statements and schedules of Entertainment Properties Trust as of and for the years ended December 31, 2003 and 2002 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the year ended December 31, 2001 included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements for the year ended December 31, 2001 are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The audited historical statement of revenues and certain operating expenses of New Roc Associates, L.P. for the year ended December 31, 2002 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of BDO Seidman, LLP, independent accountants, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

     The audited historical statements of revenues and certain operating expenses of Courtney Square Limited Partnership, Oakville Centrum Limited Partnership, Whitby Centrum Limited Partnership and Kanata Centrum Limited Partnership for the year ended December 31, 2003 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of BDO Dunwoody LLP, independent accountants, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are set forth in the following table:

SEC Registration Fee........................................   $  3,283
Accounting Fees and Expenses................................     60,000
Legal Fees and Expenses.....................................    100,000
Printing Expenses...........................................     30,000
Miscellaneous...............................................     50,217
Total.......................................................   $243,500

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its officers and trustees to the trust and its shareholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. EPR's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     EPR's officers and trustees are and will be indemnified under EPR's Declaration of Trust against certain liabilities. EPR's Declaration of Trust provides that EPR will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify: (a) any individual who is a present or former trustee or officer of EPR; or (b) any individual who, while a trustee or officer of EPR and at the request of EPR, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprises against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. EPR has the power, with the approval of EPR's Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of EPR in any of the capacities described in (a) or (b) above and to any employee or agent of EPR or its predecessors.

     Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which EPR's Declaration of Trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     EPR has entered into indemnity agreements with certain of its officers and trustees which provide for reimbursement of all expenses and liabilities of such persons arising out of any lawsuit or claim against them arising from their service in that capacity, except for liabilities and expenses: (a) the payment of which is judicially determined to be unlawful; (b) relating to claims under
Section 16(b) of the Exchange Act; or (c) relating to judicially determined criminal violations.

     EPR has obtained trustee's and officers' liability insurance for the purpose of funding any such indemnification.

     Under the Registration Rights Agreement, with respect to any written information furnished to EPR by or on behalf of a Holder (each of the Vendors and the Nominee Holder is a "Holder"), specifically for use in this registration statement, any related preliminary prospectus, or any related prospectus or any supplement or amendment thereto, such Holder has agreed to severally indemnify and hold harmless EPR and its trustees, officers and each person, if any, who controls EPR (within the meaning of the Securities Act) against any losses, claims, damages or liabilities (including legal or other expenses reasonably incurred by them), joint or several, or actions in respect thereof, to which EPR or such other person entitled to indemnification thereunder may become subject, arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in such documents, or arising out of or based upon the omission or alleged omission to state a material fact required to be stated in such documents or necessary to make the statements not misleading. This indemnity applies to the extent that the losses, claims, damages, liabilities or actions arise out of, or are based upon, an untrue statement of, or omission to state, a material fact in such documents in reliance upon and in conformity with such written information. The liability of any Holder is limited to the amount of proceeds (net of expenses and underwriting discounts and commissions) received by such Holder in the offering giving rise to such liability.

ITEM 16.  EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    3.1       Amended and Restated Declaration of Trust of the Company,
              which is attached as Exhibit 3.2 to the Company's Current
              Report on Form 8-K (Commission File No. 1-13561) filed on
              June 7, 1999, is hereby incorporated by reference as Exhibit
              3.1
    3.2       Bylaws of the Company, which are attached as Exhibit 3.3 to the Company's Current Report on Form 8-K (Commission File
              No. 1-13561) filed on June 7, 1999, is hereby incorporated by reference as Exhibit 3.2
    4.1       See Exhibit 3.1
    4.2       See Exhibit 3.2
    4.3       Form of share certificate for common shares of beneficial
              interest of the Company, which is attached as Exhibit 4.5 to the Company's Registration Statement on Form S-11, as
              amended, (Registration No. 333-35281), is hereby
              incorporated by reference as Exhibit 4.3
    4.4       Registration Rights Agreement between Entertainment
              Properties Trust, Whitby Centrum Limited Partnership,
              Oakville Centrum Limited Partnership, Kanata Centrum Limited
              Partnership, Courtney Square Limited Partnership and 2041197
              Ontario Ltd., dated February 24, 2004, which is attached as
              Exhibit 10.10 to the Form 8-K/A (Commission File No.
              1-13561) filed on March 16, 2004, is hereby incorporated by reference as Exhibit 4.4
    5.1       Opinion of Sonnenschein Nath & Rosenthal LLP
    8.1       Tax Opinion of Sonnenschein Nath & Rosenthal LLP (set forth in the prospectus forming part of this registration
              statement)
   10.1       Mississauga Entertainment Centrum Agreement dated November
              14, 2003 among Courtney Square Ltd., EPR North Trust and
              Entertainment Properties Trust, which is attached as Exhibit
              10.1 to the Form 8-K (Commission File No. 1-13561) filed
              March 15, 2004, is hereby incorporated by reference as
              Exhibit 10.1

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.2       Oakville Entertainment Centrum Agreement dated November 14,
              2003 among Penex Winston Ltd., EPR North Trust and
              Entertainment Properties Trust, which is attached as Exhibit
              10.2 to the Form 8-K (Commission File No. 1-13561) filed
              March 15, 2004, is hereby incorporated by reference as
              Exhibit 10.2
   10.3       Whitby Entertainment Centrum Agreement dated November 14,
              2003 among Penex Whitby Ltd., EPR North Trust and
              Entertainment Properties Trust, which is attached as Exhibit
              10.3 to the Form 8-K (Commission File No. 1-13561) filed
              March 15, 2004, is hereby incorporated by reference as
              Exhibit 10.3
   10.4       Kanata Walk Centrum Agreement dated November 14, 2003 among
              Penex Kanata Ltd., Penex Main Ltd., EPR North Trust and
              Entertainment Properties Trust, which is attached as Exhibit
              10.4 to the Form 8-K (Commission File No. 1-13561) filed
              March 15, 2004, is hereby incorporated by reference as
              Exhibit 10.4
   10.5       Amending Agreements among Courtney Square Ltd., EPR North
              Trust and Entertainment Properties Trust, which is attached as Exhibit 10.5 to the Form 8-K (Commission File No.
              1-13561) filed March 15, 2004, is hereby incorporated by
              reference as Exhibit 10.5
   10.6       Amending Agreements among Penex Winston Ltd., EPR North
              Trust and Entertainment Properties Trust, which is attached as Exhibit 10.6 to the Form 8-K (Commission File No.
              1-13561) filed March 15, 2004, is hereby incorporated by
              reference as Exhibit 10.6
   10.7       Amending Agreements among Penex Whitby Ltd., EPR North Trust and Entertainment Properties Trust, which is attached as
              Exhibit 10.7 to the Form 8-K (Commission File No. 1-13561)
              filed March 15, 2004, is hereby incorporated by reference as
              Exhibit 10.7
   10.8       Amending Agreements among Penex Kanata Ltd., Penex Main
              Ltd., EPR North Trust and Entertainment Properties Trust,
              which is attached as Exhibit 10.8 to the Form 8-K
              (Commission File No. 1-13561) filed March 15, 2004, is
              hereby incorporated by reference as Exhibit 10.8
   10.9       Note Purchase Agreement dated February 24, 2004 between
              Entertainment Properties Trust and Courtney Square Limited
              Partnership, Whitby Centrum Limited Partnership, Oakville
              Centrum Limited Partnership and Kanata Centrum Limited
              Partnership, which is attached as Exhibit 10.9 to the Form
              8-K (Commission File No. 1-13561) filed March 15, 2004, is hereby incorporated by reference as Exhibit 10.9
   10.10      Registration Rights Agreement between Entertainment
              Properties Trust, Whitby Centrum Limited Partnership,
              Oakville Centrum Limited Partnership, Kanata Centrum Limited
              Partnership, Courtney Square Limited Partnership and 2041197
              Ontario Ltd., dated February 24, 2004 (see Exhibit 4.4)
   10.11      Form of Agreement of Sale and Purchase between the Company and American Multi-Cinema, Inc., which is attached as
              Exhibit 10.1 to Amendment No. 3, filed on November 13, 1997, to the Company's Registration Statement on Form S-11
              (Registration No. 333-35281), is hereby incorporated by
              reference as Exhibit 10.11
   10.12      Form of Option Agreement between the Company and American
              Multi-Cinema, Inc., which is attached as Exhibit 10.2 to
              Amendment No. 3, filed on November 13, 1997, to the
              Company's Registration Statement on Form S-11 (Registration
              No. 333-35281), is hereby incorporated by reference as
              Exhibit 10.12
   10.13      Form of Option Agreement between the Company and Clip
              Funding, Limited Partnership, which is attached as Exhibit
              10.3 to Amendment No. 3, filed on November 13, 1997, to the
              Company's Registration Statement on Form S-11 (Registration
              No. 333-35281), is hereby incorporated by reference as
              Exhibit 10.13
   10.14      Form of AMCE Right to Purchase Agreement between the Company and AMC Entertainment Inc., which is attached as Exhibit
              10.4 to Amendment No. 3, filed on November 13, 1997, to the
              Company's Registration Statement on Form S-11 (Registration
              No. 333-35281), is hereby incorporated by reference as
              Exhibit 10.14
   10.15      Form of Lease entered into between the Company and American
              Multi-Cinema, Inc., which is attached as Exhibit 10.5 to
              Amendment No. 3, filed on November 13, 1997, to the
              Company's Registration Statement on Form S-11 (Registration
              No. 333-35281), is hereby incorporated by reference as
              Exhibit 10.15

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.16      Form of Guaranty of Lease entered into between the Company and AMC Entertainment, Inc., which is attached as Exhibit
              10.6 to Amendment No. 3, filed on November 13, 1997, to the
              Company's Registration Statement on Form S-11 (Registration
              No. 333-35281), is hereby incorporated by reference as
              Exhibit 10.16
   10.17      Amended and Restated Master Credit Agreement, dated March
              29, 2004, among the Company, 30 West Pershing, LLC and Fleet
              National Bank, which is attached as Exhibit 10.1 to the
              Company's Form 8-K (Commission File No. 1-13561) dated March
              29, 2004 and filed on April 5, 2004, is hereby incorporated by reference as Exhibit 10.17
   10.18      Loan Agreement, dated March 30, 2004, among the Company, 30
              West Pershing, LLC, RBC Capital Markets, Royal Bank of
              Canada and JP Morgan Chase Bank, which is attached as
              Exhibit 10.2 to the Company's Form 8-K (Commission File No.
              1-13561) dated March 29, 2004 and filed on April 5, 2004, is hereby incorporated by reference as Exhibit 10.18
   10.19      Form of Indemnification Agreement entered into between the
              Company and each of its trustees and officers, which is
              attached as Exhibit 10.8 to Amendment No. 1, filed October
              28, 1997, to the Company's Registration Statement on Form
              S-11 (Registration No. 333-35281), is hereby incorporated by reference as Exhibit 10.19
   10.20      1997 Share Incentive Plan, which is attached as Exhibit 10.9 to Amendment No. 2, filed November 5, 1997, to the Company's
              Registration Statement on Form S-11 (Registration No.
              333-35281), is hereby incorporated by reference as Exhibit
              10.20
   10.21      Deferred Compensation Plan for Non-Employee Trustees, which is attached as Exhibit 10.10 to Amendment No. 2, filed
              November 5, 1997, to the Company's Registration Statement on
              Form S-11 (Registration No. 333-35281), is hereby
              incorporated by reference as Exhibit 10.21
   10.22      Annual Incentive Program, which is attached as Exhibit 10.11 to Amendment No. 2, filed November 5, 1997, to the Company's
              Registration Statement on Form S-11 (Registration No.
              333-35281), is hereby incorporated by reference as Exhibit
              10.22
   10.23      Employment Agreement with David M. Brain, which is attached as Exhibit 10.12 to Amendment No. 1, filed May 20, 2002, to the Company's Registration Statement on Form S-3
              (Registration No. 333-87242), is hereby incorporated by
              reference as Exhibit 10.23
   10.24      Employment Agreement, which is attached as Exhibit 10.24 to the Company's Form 10-K/A for the year ended December 31,
              2003 (Commission File No. 1-13561) filed on April 15, 2004, is hereby incorporated by reference as Exhibit 10.24
   10.25      Employment Agreement with Gregory K. Silvers, which is
              attached as Exhibit 10.25 to the Company's Form 10-K/A for the year ended December 31, 2003 (Commission File No.
              1-13561) filed on April 15, 2004, is hereby incorporated by reference as Exhibit 10.25
   10.26      Loan Agreement, dated as of June 29, 1998, between EPT
              DownREIT II, Inc., as Borrower, and Archon Financial, L.P.,
              as Lender, which is attached as Exhibit 10.15 to the
              Company's Quarterly Report on Form 10-Q for the quarter
              ended June 30, 1998 (Commission File No. 1-13561), is hereby incorporated by reference as Exhibit 10.26
   10.27      Mortgage and Security Agreement, Deed of Trust and Security
              Agreement and Loan Agreement for secured loans aggregating
              $20.2 million to 3 Theatres, Inc., a wholly-owned subsidiary of EPT DownREIT, Inc., which is attached as Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (Commission File No. 1-13561), is
              hereby incorporated by reference as Exhibit 10.27
   10.28      Mezzanine Loan Agreement, dated February 14, 2001, between
              Megaplex Holdings, Inc. and iStar Funding, LLC, which is
              attached as Exhibit 10.18 to the Company's Annual Report on
              Form 10-K for the year ended December 31, 2000 (Commission
              File No. 1-13561), is hereby incorporated by reference as
              Exhibit 10.28
   10.29      Loan Agreement, dated February 14, 2001, between Megaplex
              Nine, Inc. and Bear Stearns Funding, Inc., which is attached as Exhibit 10.19 to the Company's Annual Report on Form 10-K
              for the year ended December 31, 2000 (Commission File No.
              1-13561), is hereby incorporated by reference as Exhibit
              10.29

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.30      Amended and Restated Credit Agreement, dated May 18, 2001, between the Company, the subsidiary guarantors party thereto and iStar Financial Inc., which is attached as Exhibit 10.20 to the Company's Form 10-Q for the quarter ended June 30,
              2001 (Commission File No. 1-13561), is hereby incorporated by reference as Exhibit 10.30
   10.31      Second Amended and Restated Credit Agreement, dated as of
              October 31, 2001, between the Company and SFT II, Inc.,
              which is attached as Exhibit 10.21 to the Company's Annual
              Report on Form 10-K for the year ended December 31, 2001
              (Commission File No. 1-13561), is hereby incorporated by
              reference as Exhibit 10.31
   10.32      Limited Partnership Interest Purchase Agreement, dated
              October 27, 2003, among EPT New Roc GP, Inc., EPT New Roc,
              LLC, LRC Industries, Inc., DKH -- New Roc Associates, L.P.,
              LC New Roc Inc. and New Roc Associates, L.P., which is
              attached as Exhibit 10.1 to the Form 8-K dated October 27,
              2003 and filed November 12, 2003 (Commission File No.
              1-13561), is hereby incorporated by reference as Exhibit
              10.32
   10.33      Second Amended and Restated Agreement of Limited Partnership
              of New Roc Associates, L.P., which is attached as Exhibit
              10.2 to the Form 8-K dated October 27, 2003 and filed
              November 12, 2003 (Commission File No. 1-13561), is hereby incorporated by reference as Exhibit 10.33
   10.34      Loan Agreement, dated February 27, 2003, among Flik, Inc., as Borrower, EPT DownREIT, Inc., as Indemnitor, and Secore
              Financial Corporation, as Lender, which is attached as
              Exhibit 10.21 to the Form 8-K dated February 27, 2003 and
              filed March 4, 2003 (Commission File No. 1-13561), is hereby incorporated by reference as Exhibit 10.34
   21         Subsidiaries of the Company is attached hereto as Exhibit
              21.
   23.1       Consent of KPMG LLP is attached hereto as Exhibit 23.1
   23.2       Consent of Ernst & Young LLP is attached hereto as Exhibit
              23.2
   23.3       Consent of BDO Seidman, LLP is attached hereto as Exhibit
              23.3
   23.4       Consent of BDO Dunwoody LLP is attached hereto as Exhibit
              23.4

ITEM 17.  UNDERTAKINGS

     EPR undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by EPR pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Act, each filing of EPR's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) For purposes of determining any liability under the Act, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to trustees, officers and controlling persons of EPR pursuant to the provisions described under Item 15 -- Indemnification of Trustees and Officers above, or otherwise, EPR has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by EPR of expenses incurred or paid by a trustee, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, EPR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri on April 21, 2004.

                                          ENTERTAINMENT PROPERTIES TRUST

                                          By:      /s/ DAVID M. BRAIN
                                            ------------------------------------
                                                       David M. Brain
                                               President and Chief Executive
                                                           Officer

                                   SIGNATURES

     Know all people by these presents, that each person whose signature appears below constitutes and appoints David M. Brain and Fred L. Kennon, and each of them (with full power to each of them to act alone) his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                      TITLE                       DATE
                     ---------                                      -----                       ----



                /s/ ROBERT J. DRUTEN                               Chairman                April 21, 2004
  ------------------------------------------------
                  Robert J. Druten




                 /s/ DAVID M. BRAIN                   President, Chief Executive Officer   April 21, 2004
  ------------------------------------------------               and Trustee
                   David M. Brain




                 /s/ JAMES A. OLSON                                Trustee                 April 21, 2004
  ------------------------------------------------
                   James A. Olson




                 /s/ SCOTT H. WARD                                 Trustee                 April 21, 2004
  ------------------------------------------------
                   Scott H. Ward




              /s/ MORGAN G. EARNEST II                             Trustee                 April 21, 2004
  ------------------------------------------------
                Morgan G. Earnest II




                 /s/ FRED L. KENNON                       Vice President, Treasurer        April 21, 2004
  ------------------------------------------------       and Chief Financial Officer
                   Fred L. Kennon

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    5.1       Opinion of Sonnenschein Nath & Rosenthal LLP
   21         Subsidiaries of the Company
   23.1       Consent of KPMG LLP
   23.2       Consent of Ernst & Young LLP
   23.3       Consent of BDO Seidman, LLP
   23.4       Consent of BDO Dunwoody LLP